Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

January 5, 2021 and the Prospectus dated December 12, 2019

Registration No. 333-235468

Pricing Term Sheet

Terms Applicable to the Notes

Issuer:	General Motors Financial Company, Inc. (the “Issuer”)

Securities:	1.250% Senior Notes due 2026 (the “2026 Notes”);
2.350% Senior Notes due 2031 (the “2031 Notes”)

Ranking of the Notes:	Senior unsecured

Trade Date:	January 5, 2021

Settlement Date:	January 8, 2021 (T+3)*

Form of Offering:	SEC-Registered (Registration No. 333-235468)

Joint Book-Running Managers:	BBVA Securities Inc.
BofA Securities, Inc.
Commerz Markets LLC
Deutsche Bank Securities Inc.
Lloyds Securities Inc.
RBC Capital Markets, LLC
Co-Managers:	Intesa Sanpaolo S.p.A.
MUFG Securities Americas Inc.
Santander Investment Securities Inc.
Blaylock Van, LLC
Siebert Williams Shank & Co., LLC

Terms Applicable to

1.250% Senior Notes due 2026

Aggregate Principal Amount:	$1,500,000,000

Final Maturity Date:	January 8, 2026

Public Offering Price:	99.807%, plus accrued and unpaid interest, if any, from January 8, 2021

Benchmark Treasury:	0.375% due December 31, 2025

Benchmark Treasury Price and Yield:	100-00 3⁄4, 0.370%

Spread to Benchmark Treasury:	+92 bps

Yield to Maturity:	1.290%

Coupon:	1.250%

Interest Payment Dates:	January 8 and July 8 of each year, commencing on July 8, 2021

Day Count Convention:	30 / 360

Optional Redemption:	Par call on or after December 8, 2025 (the date that is one month prior to the final maturity date). Prior to the par call date, make-whole call at T+15 bps.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X DD5 / US37045XDD57

Terms Applicable to

2.350% Senior Notes due 2031

Aggregate Principal Amount:	$1,000,000,000

Final Maturity Date:	January 8, 2031

Public Offering Price:	100.000%, plus accrued and unpaid interest, if any, from January 8, 2021

Benchmark Treasury:	0.875% due November 15, 2030

Benchmark Treasury Price and Yield:	99-09, 0.950%

Spread to Benchmark Treasury:	+140 bps

Yield to Maturity:	2.350%

Coupon:	2.350%

Interest Payment Dates:	January 8 and July 8 of each year, commencing on July 8, 2021

Day Count Convention:	30 / 360

Optional Redemption:	Par call on or after October 8, 2030 (the date that is three months prior to the final maturity date). Prior to the par call date, make-whole call at T+25 bps.

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

CUSIP / ISIN:	37045X DE3 / US37045XDE31

*

Under Rule 15c6-1 under the Securities Exchange Act of 1934, as amended, trades in the secondary market generally are required to settle in two business days, unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade Notes on the date of pricing will be required, by virtue of the fact that the Notes initially will settle T+3, to specify an alternate settlement cycle at the time of any such trade to prevent a failed settlement. Purchasers of Notes who wish to trade the Notes on the date of pricing should consult their own advisors.

The Issuer has filed a registration statement (including a preliminary prospectus supplement and an accompanying prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that the Issuer has filed with the SEC, including the preliminary prospectus supplement, for more complete information about the Issuer and this offering. You may get these documents for free by visiting the SEC website at www.sec.gov. Alternatively, the Issuer, any underwriter or any dealer participating in the offering will arrange to send you the preliminary prospectus supplement and the accompanying prospectus if you request it by contacting: BBVA Securities Inc. toll-free at (800) 422-8692, BofA Securities, Inc. at (800) 294-1322 (toll-free), Commerz Markets LLC toll free at 1-800-233-9164, Deutsche Bank Securities Inc. at +1-800-503-4611 (toll free), Lloyds Securities Inc. collect at 1-212-930-5000, or RBC Capital Markets, LLC, toll free at 1-866-375-6829.

ANY DISCLAIMERS OR OTHER NOTICES THAT MAY APPEAR BELOW ARE NOT APPLICABLE TO THIS COMMUNICATION AND SHOULD BE DISREGARDED. SUCH DISCLAIMERS OR OTHER NOTICES WERE AUTOMATICALLY GENERATED AS A RESULT OF THIS COMMUNICATION BEING SENT VIA BLOOMBERG OR ANOTHER EMAIL SYSTEM.

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